Exhibit 99.1


                              FOR IMMEDIATE RELEASE



Contact: John S. Holle - FLAG Financial Corporation (706/845-5005)
         J. Daniel Speight, Jr. - FLAG Financial Corporation (912/268-2200) John R. Hines, Jr. - The Citizens Bank (706/637-6621)


    FLAG FINANCIAL CORPORATION ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT WITH
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              FIRST HOGANSVILLE BANKSHARES, INC., PARENT COMPANY OF
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                    THE CITIZENS BANK, HOGANSVILLE, GEORGIA
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LAGRANGE,  GA  (JUNE 4,  1999)  -- FLAG  FINANCIAL  CORPORATION  (NASDAQ:  FLAG)
Chairman,  John S.  Holle,  and  President  and CEO,  J.  Daniel  Speight,  Jr.,
announced today that FLAG Financial Corporation has executed a definitive agreement with First Hogansville Bankshares, Inc., ("Hogansville") to combine its operations into FLAG by means of a tax-free merger. First Hogansville
Bankshares,   Inc.,   parent  company  of  The  Citizens  Bank,  is  located  in
Hogansville,  Troup  County,  Georgia,  approximately  13 miles  from  LaGrange,
Georgia.

The proposed combination is subject to regulatory approval and approval by the shareholders of Hogansville. The combination, which is anticipated to be accounted for as a pooling of interests, is projected to be consummated during the third quarter of 1999. Under the terms of the proposed agreement, shareholders of Hogansville will receive 6.08466 shares of FLAG common stock for each share owned of Hogansville stock. The transaction is expected to be accretive to future earnings of FLAG.

John S. Holle and J. Daniel Speight, Jr., commented, "We are pleased to announce the execution of the definitive agreement and completion of this phase of the merger process. Additionally, we look forward to assisting the customers of The Citizens Bank with continued quality service and new and innovative financial products. The location of Hogansville, which is slightly northeast of LaGrange, will serve to strengthen our market penetration and position FLAG well along the Interstate 85 corridor."


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John R. Hines, Jr.,  President and Chief Executive Officer of The Citizens Bank,
added, "The Citizens Bank is long known for providing individualized and personal banking service to the Hogansville community. We are excited about having an affiliation with a bank organization such as FLAG that is committed to the same principles. Each of our constituents - employees, customers and communities - should realize long-term benefits from this partnership."

FLAG Financial Corporation is a multi-bank holding company whose wholly-owned subsidiaries are First Flag Bank, based in LaGrange, Georgia, and Citizens Bank, based in Vienna, Georgia. Partner banks, which include Bank of Milan, based in Milan, Georgia, The Brown Bank, based in Metter, Georgia, and Empire Banking Company, based in Homerville, Georgia, were successfully merged into Citizens Bank at year-end 1998. FLAG previously announced its completed acquisition, effective April 30, 1999, of the Blackshear branch office of First Georgia Bank, which will operate as a branch of Empire Banking Company, and announced the opening of its first de novo branch, First Flag Bank - Statesboro, located in Statesboro, Georgia. FLAG's franchise currently includes 25 offices serving twelve communities in the regions of west central, middle and southeast Georgia. FLAG reported assets of $532 million, loans of $395 million, deposits of $422 million and stockholders' equity of $49 million as of March 31, 1999.

FLAG has also announced the execution of Definitive Agreements to merge with Abbeville Capital Corporation, parent company of The Bank of Abbeville, located in Abbeville, South Carolina and Thomaston Federal Savings Bank, located in Thomaston, Georgia. Including shares issued as part of the First Hogansville Bankshares, Inc. transaction as well as the two pending mergers, FLAG's shares outstanding will increase to approximately 9.1 million. FLAG currently has approximately 6.6 million shares outstanding which are traded and quoted on The Nasdaq National Market under the symbol "FLAG."